Exhibit 5.1

May 3, 2007

Sally Beauty Holding, Inc.
3001 Colorado Boulevard
Denton, Texas 76210

Attn:  Raal H. Roos, Esq.

Ladies and Gentlemen:

We have acted as counsel to Sally Beauty Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 10,000,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), to be issued pursuant to the Sally Beauty Holdings 2007 Omnibus Incentive Plan (the “Plan”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

Based on the foregoing, we are of the opinion that authorized but not previously issued shares of Common Stock that may be issued under the Plan have been duly authorized and when issued in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP